Exhibit 99.4

745 Seventh Avenue New York, NY 10019 United States

May 30, 2012

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated April 17, 2012, to the Board of Directors of SXC Health Solutions Corp. (the “Company”), as an Annex to the joint prospectus/proxy statement that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on May 30, 2012 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Catalyst Health Solutions, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary – Opinions of Financial Advisors,” “The Merger – Background of the Merger,” “The Merger – Recommendation of the SXC Board of Directors and Its Reasons for the Merger” and “The Merger – Opinion of SXC’s Financial Advisors”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Barclays Capital Inc. BARCLAYS CAPITAL INC.